Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-239927, 333-254459, 333-263090, and 333-270424) on Form S-8 and (Nos. 333-263863 and 333-274314) on Form S-3 of our report dated March 7, 2024, with respect to the consolidated financial statements of ALX Oncology Holdings Inc.

/s/ KPMG LLP

San Francisco, California

March 7, 2024